Filed Pursuant to Rule 424(b)(3)
PROSPECTUS	Registration No. 333-264504

Art’s-Way Manufacturing Co., Inc.

910,000 Shares of Common Stock

This prospectus relates to the potential sale by Alumni Capital LP, a Delaware limited partnership (“Alumni Capital” or the “selling stockholder”), of up to 910,000 shares of common stock, $0.01 per share, of Art’s Way Manufacturing Co., Inc., a Delaware corporation (collectively with all of its subsidiaries, “us”, “we”, “our”, or the “Company”), which includes: (1) up to 870,000 shares of our common stock that we may sell and issue to Alumni Capital from time to time pursuant to a Common Stock Purchase Agreement we entered into with Alumni Capital on March 29, 2022 (the “Purchase Agreement”), (2) 20,000 shares of our common stock that we issued to Alumni Capital as commitment shares upon execution of the Purchase Agreement, and (3) and 20,000 additional shares of our common stock that we will be required to issue to Alumni Capital as additional commitment shares upon the first sale of shares to Alumni Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement, we may, at our election, sell to Alumni Capital in one or more transactions, shares of our common stock resulting in aggregate gross proceeds of up to $3,000,000. The sale of shares to Alumni Capital is at our discretion after the date of the registration statement to which this prospectus relates has been declared effective by the Securities and Exchange Commission (“SEC”) and after satisfaction of certain other conditions in the Purchase Agreement. The Purchase Agreement expires upon the earlier of the aggregate gross proceeds from the sale of shares meeting the Maximum or June 30, 2023. If we elect to issue and sell more than the 910,000 shares offered under this prospectus to Alumni Capital, we must first register for resale under the Securities Act any such additional shares, which could cause additional dilution to our stockholders. The number of shares ultimately offered for resale by Alumni Capital is dependent upon the number of shares we sell to Alumni Capital under the Purchase Agreement.

Alumni Capital may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the sale of shares of our common stock by Alumni Capital. However, we will receive proceeds from the sale of shares of our common stock to Alumni Capital pursuant to the Purchase Agreement. We will pay for expenses related to the registration statement to which this prospectus relates. Alumni Capital will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

Alumni Capital is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock trades on The Nasdaq Capital Market under the symbol “ARTW”. On May 5, 2022, the last reported sales price of our common stock was $2.60 per share.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Investing in our shares involves a high degree of risk. BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR SHARES IN “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the selling stockholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by the selling stockholder of the securities offered by it described in this prospectus.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to, the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date of such document.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The selling stockholder should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” sections of this prospectus and the financial statements incorporated by reference in this prospectus.

Unless the context provides otherwise, all references in this prospectus to “Art’s-Way” “we,” “us,” “our,” the “Company,” or similar terms, refer to Art’s-Way Manufacturing Co., Inc. and its directly and indirectly owned subsidiaries on a consolidated basis.

The Company

We began operations as a farm equipment manufacturer in 1956. Since that time, we have become a worldwide manufacturer of agricultural equipment, specialized modular science buildings and steel cutting tools. Our principal manufacturing plant is located in Armstrong, Iowa.

We have organized our business into three operating segments. Management separately evaluates the financial results of each segment because each is a strategic business unit offering different products and requiring different technology and marketing strategies. Our Agricultural Products segment manufactures and distributes farm equipment under the Art’s-Way name. Our Modular Buildings segment manufactures modular buildings for various uses, commonly animal containment and research laboratories, through our wholly-owned subsidiary, Art’s-Way Scientific, Inc., an Iowa corporation. Our Tools segment manufactures standard single point brazed carbide tipped tools as well as PCD (polycrystalline diamond) and CBN (cubic boron nitride) inserts and OEM tools through our wholly-owned subsidiary, Ohio Metal Working Products/Art’s-Way, Inc., an Ohio corporation.

Corporate Information

We were incorporated in Delaware in 1989 and our headquarters are located at 5556 Highway 9, Armstrong, Iowa, 50514-0288. Our telephone number is (712) 864-3131. Our website is https://www.artsway-mfg.com. The information accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

The Offering

On March 29, 2022, we entered into the Purchase Agreement with Alumni Capital pursuant to which we agreed to sell, and Alumni Capital agreed to purchase, upon our request in one or more transactions, a number of shares of the Company’s common stock providing aggregate gross proceeds to the Company of up to $3,000,000 (the “Maximum”). As required by the Purchase Agreement, we have filed with the SEC the registration statement to which this prospectus relates to register for resale under the Securities Act the shares of common stock that have been or may be issued to Alumni Capital under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Alumni Capital under the Purchase Agreement until certain conditions set forth in the Purchase Agreement have been satisfied, including the SEC having declared effective the registration statement to which this prospectus relates. We will control the timing and amount of any sales of our common stock to Alumni Capital. The purchase price of the shares that may be sold to Alumni Capital under the Purchase Agreement will be based on the lowest traded price of our common stock five business days before closing of the applicable sale of shares, discounted by an amount ranging from 3-5% depending on the lowest traded price of the Common Stock during the five business days preceding the closing of the applicable sale. The Purchase Agreement expires upon the earlier of the aggregate gross proceeds from the sale of shares meeting the Maximum or June 30, 2023.

In exchange for Alumni Capital entering into the Purchase Agreement, we issued 20,000 shares of common stock to Alumni Capital upon execution of the Purchase Agreement and will issue another 20,000 shares in connection with the first closing under the Purchase Agreement.

Among other limitations, unless otherwise agreed upon by Alumni Capital, each sale of shares to Alumni Capital will be limited to 50,000 shares and further limited to no more than the number of shares that would result in the beneficial ownership by Alumni Capital and its affiliates, at any single point in time, of more than 9.99% of the then-outstanding shares of Common Stock.

In addition, under applicable rules of The Nasdaq Capital Market, or Nasdaq, in no event may we issue or sell to Alumni Capital under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is approximately 923,484 shares based on 4,619,733 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Alumni Capital under the Purchase Agreement equals or exceeds $5.84 (which is based on the closing price of our common stock immediately prior to entering into the Purchase Agreement), such that issuances and sales of our common stock to Alumni Capital under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.

Issuances of our common stock to Alumni Capital under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Alumni Capital. In addition, if we elect to issue and sell more than the 910,000 shares of our common stock to Alumni Capital under the Purchase Agreement, we must first register for resale under the Securities Act any such additional shares, which could cause additional dilution to our stockholders. The number of shares ultimately offered for resale by Alumni Capital is dependent upon the number of shares we sell to Alumni Capital under the Purchase Agreement.

Securities Offered

Common stock outstanding prior to this offering	4,635,097 shares of common stock

Common stock offered by the selling stockholder	910,000 shares of common stock, consisting of:
● 20,000 commitment shares already issued to the selling stockholder

●        20,000 additional commitment shares that issuable to the selling stockholder upon the first sale under the Purchase Agreement

●        Up to 870,000 shares that we may sell to the selling stockholder under the Purchase Agreement

Common stock to be outstanding immediately after this offering after giving effect to the issuance of 910,000 shares issued or issuable under the Purchase Agreement and offered under this prospectus	5,525,097 shares of common stock.

Offering price per share

The selling stockholder identified in this prospectus may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of proceeds

We will not receive any proceeds from the sale of the shares of our common stock by Alumni Capital (the selling stockholder identified in this prospectus). However, we will receive proceeds from our initial sale of shares to Alumni Capital pursuant to the Purchase Agreement. The Company expects to use proceeds from the initial sale of shares to Alumni Capital for general corporate, working capital purposes, and/or acquisitions of assets, businesses or operations.

Risk factors

Investing in our common stock involves a high degree of risk, and the purchasers of our common stock may lose all or part of their investment. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” beginning on page 3 and the other information in this prospectus.

Nasdaq symbol for our Common Stock	“ARTW”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occur, we may be unable to conduct our business as currently planned and our financial condition and results of operations could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. The risks and uncertainties discussed below are not the only ones we face. Our business, results of operations, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. In assessing the risks and uncertainties described below, you should also consider carefully the other information contained in this prospectus before making a decision to invest in our common stock.

Risks Related to Our Business

The Company’s profitability may be negatively affected by changes in the availability and price of certain parts, components, and raw materials.

The Company requires access to various parts, components, and raw materials at competitive prices in order to manufacture its products. Changes in the availability and price of these parts, components, and raw materials, which have changed significantly and rapidly at times and are affected by factors like demand, tariffs, freight costs, and outbreaks, can significantly increase the costs of production.  Due to competition in the markets in which we operate, we may not be able to recoup increases in these costs through price increases for our products, which would result in reduced profitability.  Whether increased operating costs can be passed through to the customer depends on a number of factors, including farm income and the price of competing products.  Further, we rely on a limited number of suppliers for certain raw materials, parts and components in the manufacturing process.  Disruptions or delays in supply or significant price increases from these suppliers could materially and adversely affect our operations and profitability.  Such disruptions, terminations or cost increases could result in cost inefficiencies, delayed sales or reduced sales. To combat supply chain disruptions, we have invested and will likely be required to continue investing significant amounts of cash in inventory. While this has mitigated the effects of some of the supply chain disruptions, this is not a long-term cure and our profitability could be materially and adversely impacted by continuing disruptions, terminations, and cost increases. The aforementioned risks have been, and may continue to be, exacerbated by the impact of COVID-19.

Our revenues tend to be seasonal in nature due to our dependence on seasonal industries.

Sales of our agricultural products fluctuate over the course of a given year due to the seasonal nature of the agricultural industry. While this seasonality generally does not materially affect our Tools segments, our Agricultural Products segment experiences fluctuations in revenues and operating results at various points throughout the year. Because much of our overhead expenses are fixed, seasonal trends can cause volatility in profit margins and our financial condition, especially during slower periods.

In addition, our Modular Buildings segment is somewhat seasonal, and we believe that this is due to the budgeting and funding cycles of the universities that commonly purchase our modular buildings. We partially mitigate this by building backlogs of inventory, by increasing sales to other public and private sectors and by creating repeatable business opportunities. There can be no assurance that such measures will continue to be successful, and like our Agricultural Products segment, much of our overhead expenses are fixed and seasonal trends can cause volatility in profit margins and our financial condition.

Unfavorable weather conditions, natural calamities and fluctuating commodity prices can affect demand for our products and directly and indirectly adversely affect our business.

Poor or unusual weather conditions can significantly affect the purchasing decisions of our customers, which may disproportionately affect our Agricultural Products segment. The timing and quantity of rainfall are two of the most important factors in agricultural production. Insufficient levels of rain prevent farmers from planting new crops and may cause growing crops to die or result in lower yields. Excessive rain or flooding can prevent planting from occurring at optimal times and may cause crop loss through increased disease or mold growth. Temperatures outside normal ranges can also cause crop failure or decreased yields and may also affect disease incidence. Temperature affects the rate of growth, maturity, and quality of crops. Natural calamities such as regional floods, hurricanes or other storms, droughts, diseases, and pests can have significant negative effects on agricultural and livestock production. Lower production results in lower profitability or even losses for our customers, which in turn negatively effects their purchase demand for our products.

Likewise, fluctuations in commodity prices can significantly affect the purchasing decisions of our customers. Commodity markets are subject to substantial variability and are often unpredictable. Lower prices for corn, soybean, beef, or other similar products produced by farmers, as well as higher prices for fuel, fertilizer, and other products needed to produce such products, results in lower profitability or even losses for our customers, which in turn negatively effects their purchase demand for our products.

The negative impact of weather conditions, natural calamities, and fluctuating commodity prices can materially and adversely affect demand for our products and results from operations.

Skilled labor shortages or our ability to retain qualified employees could adversely affect our operations.

In 2021, we experienced labor constraints that negatively impacted our business. Shortages of skilled labor are ongoing and could negatively affect our production capabilities or lead to production inefficiencies, which could materially impact our financial results. Our failure to attract or retain qualified employees could also have an adverse effect on our business, results of operations, and financial condition.

Our ability to adapt in highly competitive markets could affect our business, results of operations and financial condition.

We operate in a variety of highly competitive domestic and international markets and compete with a number of other manufacturers that produce and sell similar products, many of which are larger and have greater financial and marketing resources. We compete on the basis of price, quality, customer service and delivery time. Our ability to compete with international competitors may be adversely affected by various factors, including currency fluctuations and tariffs imposed by domestic and foreign governments. There can be no assurance that our business will not be adversely affected by increased competition in the markets in which we compete, or that competitors will not develop products that are more effective or less expensive that our products, rendering certain products less competitive.

Our credit facility with Bank Midwest, as well as our other debt obligations, contain covenants that could limit the Company’s financial and operational flexibility.

We currently maintain a credit facility with Bank Midwest consisting of a $5,000,000 revolving line of credit, pursuant to which we have borrowed $3,150,530 with $1,849,470 remaining available as of February 28, 2022, as well as one term loan, which had an outstanding principal balance of $2,716,114 as of February 28, 2022. Our loans require us to comply with various covenants and restrictions, including maintaining certain financial ratios and obtaining prior written consent from Bank Midwest for any investment in, acquisition of, or guaranty relating to another business or entity. Failure to comply with one or more of these covenants could result in an event of default, allowing Bank Midwest to immediately terminate its obligation, if any, to make additional loans to us, and may accelerate our obligations under the credit facility, term loan, or both, severely affecting our ability to carry on with our business operations.

We are subject on an ongoing basis to the risk of product liability claims and other litigation arising in the ordinary course of business.

Like other manufacturers, we are subject to various claims, including product liability claims, arising in the ordinary course of business, and we are a party to various legal proceedings that constitute routine litigation incidental to our business. We may be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury, property damage, or both. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend the Company against such claims. We cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us in excess of available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business.

Epidemics, pandemics, and other outbreaks (including the coronavirus (COVID-19) pandemic) can disrupt the Company’s operations and adversely affect its business, results of operations, and cash flows.

Epidemics, pandemics, and other outbreaks of an illness, disease, or virus (including COVID-19) have adversely affected, and could adversely affect in the future, workforces, customers, economies, and financial markets globally, potentially leading to economic downturns. The significance of the impact on the Company’s operations of an epidemic, pandemic, or other outbreak depends on numerous factors that the Company may not be able to accurately predict or effectively respond to, including, without limitation: the duration and scope of the outbreak (including the extent of surges, mutations, or strains of the outbreak and the efficacy of vaccination and other efforts to contain the outbreak or treat its effects); actions taken by governments, businesses, and individuals in response to the outbreak; the effect on economic activity and actions taken in response; the effect on customers and their demand for the Company’s products and services; the effect on the health, wellness, and productivity of the Company’s employees; and the Company’s ability to manufacture, sell, and service its products, including without limitation as a result of supply chain challenges, facility closures, social distancing, restrictions on travel, fear or anxiety by the populace, and shelter‑in‑place orders. These and other factors relating to or arising from an epidemic, pandemic, or other outbreak could have a material adverse effect on the Company’s business, results of operations, and cash flows, as well as the trading price of the Company’s securities.

Risks Related to Investing in Our Common Stock

Because the price of our common stock may fluctuate significantly, it may be difficult for you to resell our common stock when desired or at attractive prices.

The trading price of our common stock has and may continue to fluctuate. Our stock price may fluctuate in response to the risk factors set forth herein and to a number of events and factors, such as quarterly variations in operating and financial results, changes in financial estimates and recommendations by securities analysts, the operating and stock performance of other companies that investors may deem comparable to us, news reports relating to us or trends in our industry or general economic conditions. The stock price volatility, together with varying trading volume, may make it difficult for you to resell your shares of our common stock when desired or at attractive prices.

As a smaller reporting company with several risks and uncertainties that could impair our business operations, we are not likely to generate widespread interest in our common stock. Without widespread interest in our common stock, our common stock price may be highly volatile and an investment in our common stock could decline in value.

We have less name recognition in the investment community as compared to many other companies with publicly traded securities. We are a relatively small company with a limited number of investors that are familiar with our company or our products. As a result, our trading volume can vary greatly day-to-day. Additionally, the market price of our common stock may fluctuate significantly in response to many factors, many of which are beyond our control. Risks and uncertainties, including those described elsewhere in this “Risk Factors” section could impair our business operations or otherwise cause our operating results or prospects to be below expectations of investors and market analysts, which could adversely affect the market price of our common stock. As a result, investors in our common stock may not be able to resell their shares at or above their purchase price and could lose all of their investment.

In addition, securities class action litigation is often brought against public companies following periods of volatility in the market price of such company’s securities. We may become subject to this type of litigation in the future. Litigation of this type could be extremely expensive and divert management’s attention and resources from running our company.

We may issue preferred stock with terms that could further dilute the voting power or reduce the value of our common stock.

While we have no specific plan to issue preferred stock, our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more series of preferred stock having such designation, relative powers, preferences (including preferences over our common stock respecting dividends and distributions), voting rights, terms of conversion or redemption, and other relative, participating, optional, or other special rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof, as our board of directors may determine. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, the value of their common stock may be reduced, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock.

Our directors and executive officers control a significant portion of our stock and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

As of March 31, 2022, Marc McConnell (“McConnell”), the Chairman of our Board of Directors, either individually or through McConnell Legacy Investments LLC, beneficially owned approximately 50% of our outstanding common stock. Collectively, McConnell, our directors and our executive officers beneficially owned approximately 56% of our outstanding common stock. As a result of this ownership, McConnell has the ability to exert significant influence over our policies and affairs, including the election of directors. McConnell, whether acting alone or acting with other stockholders, could have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders. Furthermore, such concentration of voting power could enable McConnell, whether acting alone or acting with other stockholders, to delay or prevent another party from taking control of our company even where such change of control transaction might be desirable to other stockholders. The interests of McConnell in any matter put before the stockholders may differ from those of any other stockholder.

Provisions in our corporate documents and Delaware law could delay, defer, or prevent a change in control of the Company, even if that change may be considered beneficial by some of our stockholders.

The existence of some provisions in our certificate of incorporation, our bylaws or Delaware law could delay, defer, or prevent a change in control of the Company that a shareholder may consider favorable. These provisions include:

●	providing that the number of members of our board is limited to a range fixed by our bylaws;

●	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

●	authorizing the issuance of “blank check” preferred stock, which could be authorized by our board of directors to issue securities with voting rights and thwart a takeover attempt.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our voting stock from engaging in certain business combinations with us unless the business combination or the transaction that resulted in the stockholder becoming a 15% or greater holder was approved in advance by our board of directors, results in the stockholder holding more than 85% of our voting stock (subject to certain restrictions), or is approved at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our voting stock not held by the shareholder engaging in the transaction. Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our common stock and affect the price that some investors are willing to pay for our common stock.

Risks Related to the Offering and the Purchase Agreement

Investors who buy shares at different times will likely pay different prices.

The selling stockholder may resell all, some or none of the shares purchased pursuant to the Purchase Agreement at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Purchase Agreement.

The sale of our common stock to Alumni Capital in accordance with the Purchase Agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we elect to sell shares to Alumni Capital under the Purchase Agreement, the more shares of our common stock we will have to issue to Alumni Capital. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering. Dilution will be further increased by the discount provided to Alumni Capital under the Purchase Agreement, which will vary between 3- 5% depending on the lowest traded price of our common stock during the five (5) business days prior to the applicable sale (the lower the price the higher the discount and resulting dilution).

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Alumni Capital will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued to Alumni Capital under the Purchase Agreement will be purchased at a discount ranging from 3% to 5% depending on the lowest traded price of our common stock during the five (5) business days prior to the date of the applicable sale (the lower the price the higher the discount). Alumni Capital has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If Alumni Capital sells our shares, the price of our common stock may decrease. If our stock price decreases, we would have to issue more shares in future sales to Alumni Capital under the Purchase Agreement. Accordingly, the discounted sales price in the Purchase Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Purchase Agreement.

Our ability to sell shares to Alumni Capital and obtain funds under the Purchase Agreement is limited by several factors. For example, the registration statement to which this prospectus relates registers the resale of 910,000 shares issued or issuable under the Purchase Agreement with Alumni Capital, and our ability to sell any remaining shares issuable under the investment with Alumni Capital is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The Purchase Agreement terminates automatically on June 30, 2023. Any delay in the registration statement to which the prospectus relates could materially and adversely impact our ability to access the full amount under the Purchase Agreement.

In addition, the sale of shares to Alumni Capital under the Purchase Agreement are subject to multiple limitations. Alumni Capital is not required to purchase more than 50,000 shares of common stock in each purchase. Furthermore, Alumni Capital is not required to purchase shares under the Purchase Agreement to the extent that it would cause Alumni Capital to beneficially own more than 9.99% of our outstanding common stock. These, along with other limitations set forth in the Purchase Agreement, could materially and adversely impact our ability to access the full amount under the Purchase Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, may contain forward-looking statements that reflect future events, future business, industry and other conditions, our future performance, and our plans and expectations for future operations and actions. In some cases, forward-looking statements may be identified by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. Forward-looking statements in this prospectus generally relate to: our expectations regarding the impact of COVID-19 on our business condition and results of operations; our expectations regarding our warranty costs and order backlog; our beliefs regarding the sufficiency of working capital and cash flows; our expectations regarding our continued ability to renew or obtain financing on reasonable terms when necessary as well as our continued positive relationship with our creditors and lenders; the impact of recently issued accounting pronouncements; our intentions and beliefs relating to our costs, product developments and business strategies; our expectations concerning our continued expansion into international markets; our expectations with respect to government spending and programs that may directly or indirectly be used to purchase our products; our beliefs concerning our ability to attract and maintain an adequate workforce in a competitive labor market; our expected operating and financial results; our beliefs concerning the effects of, and costs of compliance with government regulations; our expectations concerning our primary capital and cash flow needs; our beliefs regarding competitive factors and our competitive strengths; our expectations regarding our capabilities and demand for our products; our predictions regarding the impact of seasonality; our beliefs regarding the impact of the farming industry on our business; our beliefs regarding our internal controls over financial reporting; and our intentions for paying dividends. These forward-looking statements are located in this prospectus and may also be found, among other places, in the sections entitled “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

You should read this prospectus thoroughly with the understanding that our actual results may differ materially from those set forth in the forward-looking statements for many reasons, including events beyond our control and assumptions that prove to be inaccurate or unfounded. We cannot provide any assurance with respect to our future performance or results. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including, but not limited to, the ongoing COVID-19 pandemic; the impact of changes in credit markets on our ability to continue to obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; obstacles related to liquidation of product lines; the effect of general economic conditions, including consumer and governmental spending, on the demand for our products and the cost of our supplies and materials; fluctuations in seasonal demand and our production cycle; the ability of our suppliers to meet our demands for raw materials and component parts; our original equipment manufacturer customers’ decisions regarding supply chain structure, inventory levels, and overall business conditions; fluctuations in the price of raw materials, especially steel; our ability to predict and meet the demands of each market in which our segments operate; a decrease in demand for our products in international markets; the existence and outcome of product liability claims and other ordinary course litigation; changes in environmental, health and safety regulations and employment laws; our ability to fill open positions within the Company and retain our key employees; the cost of complying with laws, regulations, and standards relating to corporate governance and public disclosure, and the demand such compliance places on management’s time; and other factors described in this prospectus and from time to time in our other reports filed with the SEC. We do not intend to update the forward-looking statements contained in this prospectus other than as required by law. We caution investors not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. This prospectus and the documents that we reference in this prospectus and have filed as exhibits should be read completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by Alumni Capital (the selling stockholder identified in this prospectus). However, we will receive proceeds from our initial sale of shares to Alumni Capital pursuant to the Purchase Agreement. The Company expects to use proceeds from the initial sale of shares to Alumni Capital for general corporate, working capital purposes, and/or acquisitions of assets, businesses or operations.

SELLING STOCKHOLDER

This prospectus relates to the possible resale of up to 910,000 shares of common stock, issued or that may be issued to Alumni Capital, the selling stockholder, pursuant to a Common Stock Purchase Agreement with Alumni Capital, dated March 29, 2022, whereby we may, at our election, sell to Alumni Capital in one or more transactions, shares of our common stock resulting in aggregate gross proceeds of up to $3,000,000. The 910,000 shares under this prospectus includes: (1) up to 870,000 shares of our common stock that we may sell and issue to Alumni Capital from time to time pursuant to the Purchase Agreement, (2) 20,000 shares of our common stock that we issued to Alumni as commitment shares upon executing the Purchase Agreement, and (3) and 20,000 additional shares of our common stock that we will be required to issue to Alumni as additional commitment shares upon the first sale of shares to Alumni under the Purchase Agreement.

Alumni Capital has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by Alumni Capital as of May 5, 2022 and the number of shares of our common stock being offered pursuant to this prospectus. We believe that Alumni Capital has sole voting and investment powers over its shares. The shares beneficially owned after offering number assumes the sale of all of the shares offered by Alumni Capital pursuant to this prospectus. However, because Alumni Capital may sell all or some of its shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by Alumni Capital or that will be held by Alumni Capital after completion of any sales. We do not know how long the Alumni Capital will hold the shares before selling them.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)				Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(1)
	Number		Percent(3)			Number(4)	Percent(3)
Alumni Capital LP	20,000	(2)	*	%	910,000	-	*	%

*Less than 1%

(1)

Applicable percentage ownership is based on 4,635,097 shares of our common stock outstanding as of May 5, 2022 (including 20,000 commitment shares already issued) and based on 5,525,097 shares of our common stock outstanding after the offering.

(2)

Represents 20,000 shares of common stock issued to Alumni Capital upon the execution of the Purchase Agreement. An additional 20,000 shares will be issued to Alumni Capital upon the first sale of our common stock to Alumni Capital under the Purchase Agreement.

(3)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(4)

Although the Purchase Agreement provides that we may sell up to $3,000,000 of our common stock to Alumni Capital, only the initial 20,000 commitment shares have already been issued to Alumni Capital. An additional 20,000 commitment shares and up to 870,000 shares of our common stock may be issued to Alumni Capital under the Purchase Agreement, but such issuances are subject to a number of conditions and limitations, including the SEC having declared effective the registration statement to which this prospectus relates. Depending on the price per share at which we sell our common stock to Alumni Capital pursuant to the Purchase Agreement, we may sell more shares of our common stock to Alumni Capital than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Alumni Capital is dependent upon the number of shares we sell to Alumni Capital under the Purchase Agreement.

ALUMNI CAPITAL TRANSACTION

On March 29, 2022, we entered into the Purchase Agreement with Alumni Capital pursuant to which we agreed to sell, and Alumni Capital agreed to purchase, upon our request in one or more transactions, a number of shares of the Company’s common stock providing aggregate gross proceeds to the Company of up to $3,000,000 (the “Maximum”). As required by the Purchase Agreement, we have filed with the SEC the registration statement to which this prospectus relates to register for resale under the Securities Act the shares of common stock that have been or may be issued to Alumni Capital under the Purchase Agreement, including any Commitment Shares discussed below.

We do not have the right to commence any sales of our common stock to Alumni Capital under the Purchase Agreement until certain conditions set forth in the Purchase Agreement have been satisfied, including the SEC having declared effective the registration statement to which this prospectus relates. We will control the timing and amount of any sales of our common stock to Alumni Capital. The purchase price of the shares that may be sold to Alumni Capital under the Purchase Agreement will be based on the lowest traded price of our common stock five business days before closing of the applicable sale of shares, discounted by an amount ranging from 3-5% depending on the lowest traded price of the Common Stock during the five business days preceding the closing of the applicable sale. We will be required to close each sale of shares under the Purchase Agreement before delivering notice to Alumni Capital of an additional required purchase of shares.

In exchange for Alumni Capital entering into the Purchase Agreement, we issued 20,000 shares of common stock to Alumni Capital upon execution of the Purchase Agreement and will issue another 20,000 shares in connection with the first closing under the Purchase Agreement.

Among other limitations, unless otherwise agreed upon by Alumni Capital, each sale of shares to Alumni Capital will be limited to 50,000 shares and further limited to no more than the number of shares that would result in the beneficial ownership by Alumni Capital and its affiliates, at any single point in time, of more than 9.99% of the then-outstanding shares of Common Stock.

In addition, under applicable Nasdaq rules, in no event may we issue or sell to Alumni Capital under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is approximately 923,484 shares based on 4,619,733 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Alumni Capital under the Purchase Agreement equals or exceeds $5.84 (which is based on the closing price of our common stock immediately prior to entering into the Purchase Agreement), such that issuances and sales of our common stock to Alumni Capital under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.

The Purchase Agreement expires upon the earlier of the aggregate gross proceeds from the sale of shares meeting the Maximum or June 30, 2023. During the term of the Purchase Agreement, Alumni Capital has covenanted not to cause or engage in any short selling or hedging of Company shares.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Alumni Capital. The selling stockholder may, from time to time, sell any or all of shares of our common stock covered hereby on the Nasdaq, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may not, during the term of the Purchase Agreement, cause or engage in any short selling or hedging of shares of our common stock. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Alumni Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Alumni Capital has informed us that it intends to use an unaffiliated broker-dealer to effectuate any sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Alumni Capital has informed us that each such broker-dealer will receive commissions from Alumni Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Alumni Capital can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Alumni Capital or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration statement to which this prospectus relates. We have agreed to indemnify Alumni Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, and if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Alumni Capital has represented to us that at no time prior to the Purchase Agreement has Alumni Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO promulgated under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Alumni Capital agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Alumni Capital that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate upon the date that all shares offered by this prospectus have been sold by Alumni Capital.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 9,500,000 shares of Common Stock, with a par value of $0.01 per share, and 500,000 shares of undesignated preferred stock, with a par value of $0.01 per share. As of May 5, 2022, there were 4,635,097 shares of our Common Stock issued and outstanding, and no shares of preferred stock outstanding, with 79 common stockholders of record, which number does not include stockholders who hold our common stock in street name.

Common Stock

Voting Rights

The holders of Common Stock are entitled to one vote for each share on all matters voted on by Company stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company’s Board of Directors with respect to any series of Preferred Stock, the holders of such shares possess all voting power. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion out of funds legally available for the payment of dividends.

Other Rights and Preferences

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to the Company’s stockholders in the event of dissolution. The Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock that the Company’s Board of Directors may designate and issue in the future.

Dividend Policy

We did not pay a dividend during the 2021 or 2020 fiscal years. We expect that the payment of and the amount of any future dividends will depend on our financial condition at that time.

Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaw Provisions

The Company’s Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Company. These provisions are as follows:

●

special meetings of stockholders may be called only by the President, by a majority of the Board of Directors, or by stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote;

●	the Company may issue, without stockholder approval, up to 500,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who owns 15% or more of the voting stock of a corporation, or any affiliate or associate of a corporation who, within three years prior, did own 15% or more of the voting stock of that corporation.

Listing

Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “ARTW.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

MATERIAL CHANGES

There have been no material changes since our fiscal year ended November 30, 2022 other than those described in our Annual Report on Form 10-K for such fiscal year and our Current Reports on Form 8-K filed since the end of such fiscal year.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Fredrikson & Byron, P.A., our independent legal counsel, has provided an opinion on the validity of our common stock.

EXPERTS

Eide Bailly LLP (“Eide Bailly”) has audited our consolidated financial statements as of and for the years ended November 30, 2021 and 2020 included in this prospectus and registration statement. Eide Bailly has presented their report with respect to our audited consolidated financial statements. The report of Eide Bailly is included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.artsway-mfg.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares under this prospectus, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

●

Our Annual Report on Form 10-K for the fiscal year ended November 30, 2021, filed with the SEC on February 17, 2022, which contains audited financial statements of the Company for the fiscal years ended November 30, 2021 and 2020;

●	Our Quarterly Report on Form 10-Q filed with the SEC on April 14, 2022;
●	Our Current Reports on Form 8-K filed with the SEC on April 4, 2022, and April 22, 2022; and
●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2022

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.artsway-mfg.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request to the Company’s Chief Executive Officer, 5556 Highway 9, Armstrong Iowa 50514-0288. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or its website.